Exhibit 99.1

Corrected Pages to
Company Profile of Wuhan General Group (China), Inc.
(revised on May 19, 2008)

WUHAN GENERAL – INDUSTRIAL BLOWERS

Industrial blowers are very large pieces of equipment weighing about 20 tons apiece. The typical cost of a single blower is approximately $90,000 and generally takes 3 months to build, from design to finish.
Blower under construction at WUHN

Wuhan General’s blowers are primarily used to feed industrial furnaces with both air and coal dust and to suck out and clean the resulting furnace exhaust. According to data from the China Fan Association and from company estimates, the market in China for industrial blowers of its type is estimated to be approximately $945 million in 2008. Wuhan General expects to obtain approximately a 6.2% market share in 2008 versus 2% in 2006. The industrial blower market is driven not only by new plant construction and the replacement market, but also by the new mandates for pollution control equipment in new plant construction, of which blowers are a critical part.

Industrial Blowers Sales - China
($ in millions)

	1995	2000	2005	2010
Chinese	$625.0	$875.0	$1,000.0	$1,875.0
Imported	125.0	31.3	100.0	150.0
Total	$750.0	$1,006.3	$1,100.0	$2,025.0

Source: China Fan Association.

Wuhan General

The Competition – At present, there are almost 500 blower/fan manufacturers in China. Most of these are of small- to medium-scale and do not have the R&D and manufacturing resources to be truly competitive with the Company. There are only five large-scale enterprises with the capacity and ability to be of consequence. They are listed below along with estimated 2008 market share:

Industrial Blower Market – China 2008[1]

Company	Estimated Revenue (millions)	Estimated Market Share
Shenyang Group	$70.5	7.5%
Shanghai Blower Works	63.0	6.7%
Wuhan Blower	58.8	6.2%
Shanxi Blower	36.4	3.9%
Howden Engineering	33.0	3.5%
Total	$261.7	27.7%

1 For Blowers with rotors greater than 5.2 feet, which is the Company’s principal market.
Source: China Fan Association and company estimates

Industrial Blower Financial Information – The table below shows actual and forecast revenues and net profit for the blower division:

	Wuhan General - Blower Division
For period ended 12/31	2004	2005	2006	2007	2008F
Revenues	$3.7	$11.4	$16.7	$44.6	$58.8
Net Profit	.2	2.3	3.2	7.8	10.2
Net Margin	6%	20%	19%	18%	17%

Each blower manufactured by the Company is custom-made to the customer’s specifications, which reduces manufacturing risk. Even though the Company has seen a significant rise in its cost of steel, it has been able to maintain relatively stable profit margin by passing rising costs along to its customers and effectively controlling selling and administrative expenses.

Wuhan General

The lower-technology nature of water turbines versus steam turbines has allowed China historically to meet the needs of and to dominate its domestic water turbine market. This is expected to continue for the foreseeable future. Further, given China’s emphasis on “clean power” the market for hydroelectric power is expected to increase.

The Competition – At present, there are five significant manufacturers in the relevant segment of each of the steam turbine and water turbine markets in which Wuhan General competes. A table showing the Company’s major competitors and their respective market shares follows:

Estimated 2008 Market Share – China[1]

Steam Turbines[2]			Water Turbines [3]
Company	Est. Revenue (millions)	Est. Market Share	Company	Est. Revenue (millions)	Est. Market Share
Nanjing Steam	$165.5	25.2%	Nanping Hydro	$175.5	20.5%
Qingdao Steam	136.3	20.8%	Chongqing Hydro	152.0	17.8%
Wuhan Steam	95.8	14.6%	Kunming Hydro	121.6	14.2%
Hangzhou Steam	46.8	7.1%	Dongfeng Hydro	105.8	12.4%
Wuhan General	33.5	5.1%	Wuhan General	27.4	3.2%
Total	$477.9	72.8%	Total	$582.3	68.0%

[1] Based on Company estimates.
[2] For steam turbines less than or equal to 150MW.
[3] For water turbines of 1 to 50 MW.

The Company has a strong backlog of $26.5 million (combined steam and water turbines) for the remainder of 2008 and the ability to accept additional orders as its new facility comes on line. It expects to capture 5.1% of the steam turbine market and 3.2% of the water turbine market in 2008. Wuhan General is poised to become one of the major players in both markets by 2010.

Turbine Financial Information– The table below shows actual 2007 and forecast 2008 revenues and net profits for the turbine division:

Wuhan General - Turbine Division

For period ended 12/31	2007	2008F	% Change
Revenues	$37.9	$60.9	61%
Net Profit	7.1	11.8	66%
Net Margin	19%	19%

Each turbine manufactured by the Company is custom-made to the customer’s specifications, thereby reducing the Company’s manufacturing risk. Even though the Company has seen a significant rise in its cost of steel, it has been able to maintain relatively stable profit margin by passing rising costs along to its customers and effectively controlling selling and administrative expenses.

Wuhan General